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EXHIBIT 3.21

ARTICLES OF RESTATEMENT
OF THE
ARTICLES OF INCORPORATION
OF
HUNTSMAN CENTENNIAL CORPORATION

May 12, 1997

        In accordance with Section 16-10a-1007 of the Utah Revised Business Corporation Act (the "URBCA"), Huntsman Centennial Corporation, a Utah corporation (the "Corporation"), hereby declares and certifies as follows:

          1.     The name of the Corporation is Hunstman Centennial Corporation.

          2.     The text of the Amended and Restated Articles of Incorporation (the "Amended and Restated Articles") is attached hereto as Exhibit A and is incorporated herein by this reference.

          3.     The amendments contained in the Amended and Restated Articles do not provide for a reclassification, exchange or cancellation of issued shares of the Corporation.

          4.     The Amended and Restated Articles were approved as of May 12, 1997 in accordance with the requirements of the URBCA.

          5.     The Amended and Restated Articles were approved by the sole shareholder of the Corporation. The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately, number of votes of each voting group indisputably represented, and the total number of votes cast for and against the Amended and Restated Articles by each voting group were as follows:

Designation	Outstanding	Votes Entitled To be Cast	Votes Represented	For	Against
Common Stock	1,000	1,000	1,000	1,000	0

        The number of votes cast for the Amended and Restated Articles was sufficient for approval.

        IN WITNESS WHEREOF, these Articles of Restatement have been executed by the Corporation as of the date first written above.

Huntsman Centennial Corporation, a Utah corporation
	By:	/s/ ROBERT B. LENCE Robert B. Lence Vice President
Attest:
/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Assistant Secretary

MAILING ADDRESS

        If, upon completion of filing of the above Articles of Restatement, the Utah Department of Commerce, Division of Corporations and Commercial Code elects to send a copy of the Articles of Restatement to Huntsman Enterprises, Inc. (formerly Huntsman Centennial Corporation) by mail, the address to which the copy should be mailed is:

Huntsman Enterprises, Inc.
500 Huntsman Way
Salt Lake City, UT 84108

Exhibit A

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
HUNTSMAN ENTERPRISES, INC.

        Pursuant to and in accordance with Section 16-10a-1007 of the Utah Revised Business Corporation Act (The "URBCA"), the following are the Amended and Restated Articles of Incorporation of Huntsman Enterprises, Inc., a Utah corporation (the "Corporation"):

ARTICLE I

NAME

        The name of the Corporation is Huntsman Enterprises, Inc.

ARTICLE II

PURPOSES AND POWERS

        The Corporation is organized to engage in any and all lawful acts, activities, and/or pursuits for which corporations may presently or hereafter be organized under the URBCA.

        The Corporation shall have all powers allowed by law, including without limitation those powers described in Section 302 of the URBCA. The purposes stated herein shall be construed as powers as well as purposes and the enumeration of a specific purpose or power shall not be construed to limit or restrict the meaning of general terms or the general powers; nor shall the expression of one thing be deemed to exclude another not expressed, although it be of like nature.

ARTICLE III

AUTHORIZED SHARES

        The aggregate number of shares which the Corporation shall have authority to issue is Fifty Thousand (50,000) shares of common stock. All voting rights of the Corporation shall be exercised by the holders of the common stock and the holders of the common stock of the Corporation shall be entitled to receive the net assets of the Corporation upon dissolution. All shares of the common stock shall be fully paid and nonassessable.

ARTICLE IV

OFFICER AND DIRECTOR LIABILITY

        1.     Except as otherwise required by Utah law, the Corporation shall indemnify and advance expenses to its directors, officers, employees, fiduciaries or agents and to any person who is or was serving at the Corporation's request as a director, officer, partner, trustee, employee, fiduciary or agent of another domestic or foreign corporation or other person or of an employee benefit plan (and their respective estates or personal representatives) to the fullest extent as from time to time permitted by Utah law.

        2.     The personal liability of the directors and officers of the Corporation to the Corporation or its shareholders, or to any third person, shall be eliminated or limited to the fullest extent as from time to time permitted by Utah law.

        3.     Any repeal or modification of this Article IV by the shareholders of the Corporation shall not adversely affect any right or protection of any person existing at the time of such repeal or modification.

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ARTICLES OF RESTATEMENT OF THE ARTICLES OF INCORPORATION OF HUNTSMAN CENTENNIAL CORPORATION
Exhibit A AMENDED AND RESTATED ARTICLES OF INCORPORATION OF HUNTSMAN ENTERPRISES, INC.
ARTICLE I NAME
ARTICLE II PURPOSES AND POWERS
ARTICLE III AUTHORIZED SHARES
ARTICLE IV OFFICER AND DIRECTOR LIABILITY